iSECUREtrac Corp. Appoints Lincoln Zehr as Chief Financial Officer

Omaha, NE -February 1, 2008 - iSECUREtrac Corp. (OTCBB: ISEC), an industry leader in electronic monitoring solutions, has appointed Lincoln D Zehr as Chief Financial Officer of the Company effective February 1, 2008.  Mr. Zehr has also been appointed to fill the position of Corporate Secretary.

Mr. Zehr has over a decade of experience in the financial arena with MDS Pharma Services.  MDS Pharma Services is a business unit of MDS Inc. (TSX: MDS; NYSE: MDZ), a global, Billion+ dollar life sciences company (“MDS”).   His most recent position with MDS was that of Controller - North American Operations beginning in 2006.  From 2003 to 2006, Mr. Zehr was the Director of Financial Operations for the Pharma Division.  Prior to 2003, Zehr held various positions with MDS and Harris Laboratories, Inc (acquired by MDS in 1996).  From 1986 to 1995 Zehr was a practicing CPA with Baird, Kurtz, Dobson (BKD) LLP, one of the 10 largest CPA and advisory firms in the U.S.  Zehr’s most recent position with BKD was that of Audit Manager.  Zehr has a Bachelor of Science degree from Nebraska Wesleyan University and holds a Certified Public Accountant certificate from the State of Nebraska.

About iSECUREtrac
iSECUREtrac Corp. provides electronic monitoring systems, client management software and supplemental services for use in community supervision. The company’s rich stream of reliable data concerning a client’s location, movement and status better enables effective compliance management and positive behavior modification. Visit www.isecuretrac.com for more information.

Safe Harbor Statement
This press release contains forward-looking statements that, if not verifiable historical fact, may be viewed as forward-looking statements that could predict future events or outcomes with respect to iSECUREtrac Corp. and its business. The predictions embodied in these statements will involve risks and uncertainties and accordingly, iSECUREtrac’s actual results may differ significantly from the results discussed or implied in such forward-looking statements.

Company Contact
Jeff Durski
jdurski@isecuretrac.com
(402) 537-0022

Investor Relations
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Ron Both
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